Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc.	Porter, LeVay & Rose, Inc.
Peter R. Culpepper, CFO, COO	Marlon Nurse, DM, SVP – Investor
Phone: 866-594-5999 #30	Relations
Phone: 212-564-4700
Bill Gordon – Media Relations
Phone: 212-724-6312

FOR IMMEDIATE RELEASE

PROVECTUS UPDATES SHAREHOLDERS IN ITS ANNUAL CEO LETTER

KNOXVILLE, TN, July 8, 2014—Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT) (http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company, provides shareholders with an update on its corporate accomplishments, clinical progress and business development efforts during 2013, and shares as well as insights on upcoming plans and milestones for 2014.

Dear Shareholders,

Since our last letter, Provectus has gone through significant changes on multiple levels. The past several months have placed us in a much different, and stronger position than we had been previously. This is true for our regulatory path, our scientific situation, our corporate structure, our financial strength and our commercial prospects. This is an ideal time to review where we have been and to discuss where we are going in a continuing effort to be as transparent as possible.

The most prominent development recently was the information obtained from our application for Breakthrough Therapy Designation (BTD) to the FDA for PV-10 in the treatment of locally advanced cutaneous melanoma. In the interest of transparency, we announced every step of the BTD process, including the date of submission of our application and the release of the FDA’s response letter. While the immediate result was not what we had hoped, we are enthusiastic about the FDA’s statement that “The preliminary clinical data provided in your request for Breakthrough Therapy designation are indicative of drug activity in the treatment of local, satellite or in-transit recurrence of malignant melanoma.” This communication between the FDA and Provectus has proved quite valuable in discerning our regulatory path forward.

PHASE 2 RESULTS

Our development plans for PV-10 stem from the results of our phase 2 study. In that trial, tumors were no longer detectable in 50% of patients with locally advanced cutaneous melanoma who had all of their existing lesions injected. Results from these patients support the potential of PV-10 as a single agent, and provide rationale for a phase 3 randomized controlled trial in patients with unresectable, locally advanced cutaneous melanoma.

Top-line results from the phase 2 trial have been posted on clinicaltrials.gov, for the study entitled “Phase 2 study of Intralesional PV-10 for Metastatic Melanoma,” [NCT00521053]. http://clinicaltrials.gov/ct2/show/NCT00521053?term=NCT00521053&rank=1

When we completed data collection two years ago, we knew we had a promising oncolytic agent with consistent response in injected tumors, but we also had intriguing data on the bystander effect that implicated a secondary immunologic mechanism of action. At that time, we had no agreement with FDA on a proposed indication, no phase 3 clinical trial drug supply and too many variables for design of an efficient phase 3 trial.

The gap between completion of the data collection and the outlining of our plans in the conference call of June 19, 2014, stemmed from these regulatory hurdles and from our determination to properly structure a study where we could adequately predict the outcome. When preparing for phase 3 testing it is critical to understand exactly what your drug is doing, which patients are most likely to benefit, what other options these patients have, and what endpoint or endpoints would be most convincing for government agencies to approve the drug.

After presenting data from our phase 2 study in a Type C meeting last December and in our BTD application submitted this spring, the FDA confirmed that locally advanced cutaneous melanoma is a serious condition. With this agreement on indication, our subgroup analysis of data from these patients in the phase 2 trial, and an appropriate phase 3 supply chain for our drug, we are now in a position to embark on the phase 3 study.

PHASE 3 OUTLINE FOR MELANOMA

The planned phase 3 study will assess response to intralesional PV-10 vs. that of systemic chemotherapy in patients with disease confined to cutaneous and subcutaneous sites. These patients will have failed or be ineligible for systemic immunotherapy. Patients who would be eligible have extremely limited options, consisting principally of systemic chemotherapy (such as DTIC or temozolomide) or a clinical trial.

The primary endpoint of the study is progression-free survival (PFS) assessed using standard RECIST 1.1 criteria. Secondary endpoints are complete response rate and overall survival. Progression-free survival and overall survival are standard endpoints for oncology approvals. With these assessment methods and endpoints we’re following what the FDA has suggested to document the clinical benefit to patients after intralesional injection. And, we’ll measure patient reported outcomes to better characterize the relationship between complete response and symptoms of locally advanced cutaneous melanoma, such as pain and bleeding.

Based on estimated effect size derived from the phase 2 data and literature data for the comparator drugs, we project that approximately 210 patients will be needed for the study, with 2 to 1 randomization. Meetings with scientific advisors, investigators and advocates in the field have led us to expect a starting date for the phase 3 study sometime in the second half of 2014. Based on our experience enrolling similar patients in the mechanism of action study we’re sponsoring at Moffitt Cancer Center, we are confident about enrolling patients within an 18-month target, starting with the eight existing PV-10 sites, which are currently enrolling melanoma patients, and expanding to additional sites as the study proceeds.

We have recently signed agreements with two manufacturers to supply us with clinical-quality PV-10, and we now have sufficient quantities of PV-10 available to commence this phase 3 trial and undertake our other development activities. To assure smooth execution of the study we’ve lined up specialty contract research organizations (CROs) and other service providers with expertise in clinical operations and integrated data management. As is standard in our industry, this includes a full-service, international CRO who will coordinate the global efforts of this team of specialists.

We’ll work with this team to establish an independent Clinical Trial Data Monitoring Committee (DMC). The FDA states “A clinical trial DMC is a group of individuals with pertinent expertise that reviews on a regular basis accumulating data from one or more ongoing clinical trials. The DMC advises the sponsor regarding the continuing safety of trial subjects and those yet to be recruited to the trial, as well as the continuing validity and scientific merit of the trial.” The DMC will ensure that our study provides patients with maximum possible safety while protecting the scientific validity and integrity of the data we gather.

THE INTRALESIONAL APPROACH TO TREATMENT

Provectus is not alone in advocating for an intralesional approach in the treatment of cancer. For melanoma patients with recurrent or in-transit disease confined to their skin this approach has been used to treat patients for many years, as evidenced by guidelines published by the National

Comprehensive Cancer Network (NCCN Guidelines®) defining the standard of care for cancer treatment in the United States. Intralesional injection with BCG and certain immunomodulatory agents, local ablation, topical therapy for superficial lesions and regional radiotherapy are consensus interventions for these patients, while systemic therapy remains an option and participation in a clinical trial is the preferred option. We believe that, in this context, PV-10 is well positioned to show superiority in phase 3 testing as a single agent.

And for those patients who do not have all disease accessible to injection, medical oncologists have stated that using an agent like PV-10 to prime the immune system could be synergistic in combination with a systemic agent. Our patent application on this strategy was published in 2012 and we’ve been vigorously pursuing this approach. The nonclinical research we first presented at the Society for Immunotherapy of Cancer (SITC) annual meeting that year, together with ongoing translational clinical research on PV-10’s mechanism of action we are sponsoring at Moffitt Cancer Center and our own phase 2 data, provide a rationale for combination testing of PV-10. This development track, separate from the phase 3 study, using PV-10 in combination with checkpoint protein inhibitors could present a path forward for patients with significant disease burden not amenable to intralesional injection.

LIVER AND METASTATIC CANCERS

We have recently expanded our exploratory phase 1 study of cancers of the liver to 3 centers (St. Luke’s University Health Network, Bethlehem, PA and The Southeastern Center for Digestive Disorders & Pancreatic Cancer, Tampa, FL in addition to Sharp Memorial Hospital, San Diego, CA), and we’re evaluating addition of several additional centers to further advance this initial effort. We’re working with our investigators to report results from long-term follow-up of our initial patients in coming months. And we’re assessing strategies to accelerate transition to phase 2 testing in a randomized controlled trail, either alone or in combination with systemic therapy. Any combination studies in the liver are likely to follow similar development strategies to those outlined above for melanoma and rely on much of the same foundational science.

The current phase 1 study, initially designed solely to establish safety of percutaneous injection of PV-10 into liver tumors (that is, injection through the skin), is providing valuable data crucial for planning such phase 2 development. This trial is open to patients with hepatocellular carcinoma or other cancers metastatic to the liver who have at least one tumor that has either originated in or spread to the liver and are not candidates for surgery or transplant. All patients enrolled in this open-label study receive the same treatment: an interventional radiologist injects PV-10 percutaneously into a single liver tumor. Patients with multiple injectable tumors may later receive further PV-10 to their other tumors. We have received numerous inquiries about this study from researchers as well as patients and their doctors, and refer these to our investigators through the contact information available on the clinicaltrials.gov website.

PH-10 FOR DERMATOLOGICAL TREATMENTS

So far over 220 patients have participated in phase 1 and 2 trials of PH-10. We anticipate posting results from these studies on the clinicaltrials.gov website in the coming months and are encouraged by what has been observed to date. Following the model we’ve used successfully with PV-10, we’re planning a translational clinical study to better understand the possible immunologic mechanism of PH-10 in the skin in relation to psoriasis, eczema and other inflammatory dermatoses. Our investigators are currently evaluating the results of our studies. When their assessments are complete, we will move forward with the necessary further trials and regulatory requirements to bring this compound to patients who need it.

PATENT PORTFOLIO

Provectus has built a solid portfolio of patents to protect our shareholders’ value. Among recent additions to this portfolio are: US Patent 8,557,298, “Medicaments for Chemotherapeutic Treatment of Disease,” which provides detailed protection of PV-10; US Patent 8,530,675, “Process for the Synthesis of 4,5,6,7-tetrachloro-3’,6’-dyhydroxy-2’,4’,5’,7’-tetraiodo-3H-spiro[isobenzofuran-1,9’-xanthen]-3-one (Rose Bengal) and Related Xanthenes,” which details our new process for the manufacture of Rose Bengal and related iodinated xanthenes in high purity; and US Patent Application 2012/0263677, “Combination of Local and Systemic Immunomodulative Therapies for Enhanced Treatment of Cancer,” which covers methods for treating cancer through combination use of intralesional agents (such as PV-10) with systematic anticancer agents (such as checkpoint protein inhibitors).

SCIENTIFIC CONFERENCES

During the past several months, researchers have presented data on PV-10 in multiple major international conferences. These include annual meetings of the American Society of Clinical Oncology, the European Association of Dermato-Oncology and the American Association for Cancer Research. We believe participation in these conferences is vital to bring a higher profile to PV-10 among oncology researchers. This, in turn, will help us with patient accrual and with further scientific work to support our belief in the efficacy and safety of PV-10.

INTERNATIONAL LICENSING OPPORTUNITIES

Provectus has provided data on a confidential basis to both potential global and geographic partners for both PV-10 for oncology and PH-10 for dermatology via a secure electronic data room. We are encouraged by the number of companies doing due diligence on our technologies. For instance, we recently had a team in India meeting with potential partners and have two teams focused in China working with potential partners there.

Whenever we obtain a Memorandum of Understanding (MOU), definitive agreement or similar indication of interest from a potential partner, we will issue a press release and Form 8-K filing to notify the market. Furthermore, the strategy of the company for the benefit of shareholders is a series of partnerships followed by an acquisition of the company along the lines of Celgene/Abraxis.

We have already signed an advisory agreement with China’s TriRiver Capital to help identify distribution and joint venture partners for PV-10 in China. This agreement is intended to enhance our reach into China and will bolster our efforts in developing partnering opportunities in various countries in Asia including China, India and Japan, where we have held numerous detailed discussions with pharmaceutical companies over the last year. We are already seeing the results of efforts to enter into partnerships from the activity in our electronic data room.

MONETIZING PV-10 AND PH-10

The primary financial objective of the Company is to strategically monetize the core value of PV-10 and PH-10 through the various transactions discussed elsewhere in this letter. Ultimately, the Company wants to leverage value creation through the sale of the business or a merger that may include upfront cash, acquirer stock, and/or a contingency value right (CVR) as part of the total consideration. A CVR represents the right for its holder to receive certain defined payments upon the achievement of a specified milestone and would be designed to facilitate potential upside for the Company’s shareholders on a post-transaction basis. A CVR could trade on an exchange. The Company is not in discussions regarding the sale of its business and there can be no assurance, however, that the Company will be able to monetize PV-10 or PH-10 in the manner described herein.

SUFFICIENT CAPITAL ON HAND

Our financial position and corporate governance are such that we expect to continue to meet the relevant listing requirements of NYSE MKT. We believe our efforts to obtain regulatory clarity will be helpful to facilitate such transactions with potential partners. Additionally, the existing and forthcoming clinical and nonclinical mechanism of action data for both PV-10 and PH-10 are expected to further aid in both regulatory clarity and transactions with potential partners. The Company’s current cash position is sufficient to meet our obligations. In addition, management is returning $8.96 million to the Company as a result of the previously announced settlement of a shareholder derivative lawsuit (subject to a 2:1 credit to the executives, such that total actual repayment by the executives may be $1.12 million per executive) and further enhanced our strength by management’s recent exercise of options. In total, we have adequate funds to operate without a further injection of capital through mid-2015.

CORPORATE DEVELOPMENTS

We have changed our Company’s name to Provectus Biopharmaceuticals, Inc. because it better communicates to the public and to prospective corporate partners the current and future nature of the Company’s business operations and enables us to better implement the Company’s business plan. Further, we have reincorporated in Delaware as this gives us more flexibility, clarity and predictability with respect to our corporate governance.

In addition, we have “up-listed” our stock onto the NYSE MKT. Moreover, we have added several important individuals to our Strategic Advisory Board:

•	Jacob M. Plotsker, MBA, currently Director of US Strategy and Lifecycle Management at Bayer Healthcare. He currently serves on the board of directors of Emisphere Technologies, a publicly traded drug delivery technology company. From 2008 to 2014, he served on the board of directors of Sharsheret, a national 501(c)(3) not-for-profit organization providing support and resources to young women living with breast cancer. He also served as President of Sharsheret from 2009-2012.

•

Dr. Joseph M. Chalil, MD, MBA, FACHE, Associate Director, Health Science Executives of Boehringer Ingelheim, the world’s largest privately held pharmaceutical company. A veteran of the United States Navy Medical Corps, Dr. Chalil is also board certified in healthcare management, and has been awarded Fellowship by the American College of Healthcare Executives. Dr. Chalil is an expert in US Healthcare policy and a strong advocate for patient centered care, and has also served as an advisor to various national political campaigns on healthcare issues.

•	Brendan O’Brien, MBA, currently VP of Strategic Planning & Analysis for North American Pharmaceuticals at Sanofi, responsible for business planning and strategy development. He has also worked for Smithkline Beecham Pharmaceuticals and for Pfizer.

Further, we have retained Roberti+White to assist in developing a commercialization strategy for PV-10 by implementing a plan to expand our congressional outreach to key Members of Congress, Congressional Committees and Caucuses that address healthcare issues. Roberti+White will also advise us on FDA regulatory issues as they arise and develop action plans in response to such developments. When conditions warrant, Roberti+White will also assist the Company in development of an effective Medicare coverage, coding and payment strategy for its products in development.

We are grateful for the long-term support of our shareholders and their faith in our Company’s future. The next several months hold great promise for Provectus, and we look forward to sharing the latest developments with you.

FORWARD-LOOKING STATEMENTS: This letter contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014), and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with a phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary;

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as liver cancer, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as liver cancer;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.